Exhibit 99.1

(a) NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
610 Fifth Ave
New York, NY 10020

CONTACT:	Emerson Radio Corp.	or:	Investor Relations:
	Greenfield Pitts		Robert Maffei
	Chief Financial Officer		Investor Relations Manager
	(212) 897-5441		(973) 428-2098

Brainerd Communicators
Denise Roche
(212) 986-6667

Media Relations:
Brainerd Communicators, Inc.
Scott Cianciulli
(212) 986-6667
Tuesday, July 14, 2009
EMERSON RADIO CORP. REPORTS FISCAL 2009 FOURTH QUARTER AND FULL YEAR RESULTS
PARSIPPANY, N.J. — July 14, 2009 — Emerson Radio Corp. (NYSE Alternext US, LLC: MSN) today reported financial results for its fourth quarter and full year ended March 31, 2009.
As a result of the Company’s sale of its membership in the ASI joint venture in April 2009, the results of operations of the Company’s membership interest in the ASI joint venture have been presented as discontinued operations for all periods presented.
Net revenues for the fourth quarter of fiscal 2009 were $43.2 million, an increase of 17.2% compared to net revenues in the fourth quarter of fiscal 2008. The increase in net revenues during the fourth quarter of fiscal 2009 was primarily due to higher sales in the housewares category offset by lower sales in the Company’s audio category.

Net revenues for fiscal 2009 decreased by $22.6 million, or 10.1%, to $200.6 million, compared to $223.2 million during fiscal 2008. Higher net revenues from housewares, which increased $12.8 million or 10.0% to $140.4 million in fiscal 2009, were offset by a decline of $34.0 million, or 43.1%, in net revenue from Emerson branded products, resulting primarily from lower sales across the Company’s audio product category.
Operating loss for the fourth quarter of fiscal 2009 was $2.9 million compared to an operating loss of $6.0 million for the fourth quarter of fiscal 2008. Operating loss for the fourth quarter of fiscal 2009 decreased compared to the prior year primarily as a result of the higher revenue coupled with lower SG&A expenses. The Company’s operating loss for fiscal 2009 was $4.4 million compared to an operating loss of $7.2 million during fiscal 2008. The decrease in operating loss during fiscal 2009 was primarily due to a $6.4 million decline in SG&A costs, or 27.5%, resulting from decreases in legal fees, freight costs, and personnel costs, partially offset by the impact of the lower net revenues.
Net loss from continuing operations for the fourth quarter fiscal 2009 was $2.2 million or $0.08 per diluted share compared to a fourth quarter fiscal 2008 net loss from continuing operations of $7.3 million or $0.27 per diluted share. Net loss from continuing operations for fiscal 2009 was $4.2 million or $0.16 per diluted share compared to fiscal 2008’s net loss from continuing operations of $9.0 million or $0.33 per diluted share.
After considering the impact of discontinued operations, net loss for the fourth quarter of fiscal 2009 was $2.5 million, or $0.09 per diluted share, compared to a net loss of $7.3 million, or $0.27 per diluted share, for the fourth quarter of fiscal 2008. Net loss for fiscal 2009 was $4.8 million, or $0.18 per diluted share, compared to net loss of $9.0 million, or $0.33 per diluted share, in fiscal 2008.
“While the economy remains difficult we are beginning to see some early signs of success in repositioning Emerson as a leaner operation. In the fourth quarter we grew sales, lowered our costs and narrowed losses,” said Greenfield Pitts, Executive Vice President and Chief Financial Officer of Emerson Radio. “Looking ahead, we are looking to further reduce spending and improve efficiencies throughout the Company to better position Emerson for growth once economic conditions normalize. On the product front, we remain focused on bringing redesigned and innovative products to market. In addition, we are exploring opportunities to leverage our portfolio of well known consumer electronic brands, including the recently acquired Olevia brand, through strategic licensing agreements in a variety of consumer product categories.”
The Company also announced today that it filed a Current Report on Form 8-K, dated July 9, 2009 with the Securities and Exchange Commission (SEC), stating that it will issue restated financial statements for the three months ended June 30,

2008 and September 30, 2008 to correct an overstatement of pre-tax loss in the June quarter and an understatement of pre-tax loss in the September quarter, each in an amount currently estimated at $1.0 million. Because the amounts to be restated in the periods offset each other, the Company believes that its financial statements for the six months ended September 30, 2008 continue to present fairly the Company’s results of operations and financial condition for the period as of that date. The company currently anticipates that it will file the amended financial statements on or before August 31, 2009.
About Emerson Radio Corp.
Emerson Radio Corporation (NYSE Alternext US, LLC: MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, sources, imports and markets a variety of consumer electronic and houseware products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2009*	2008*	2009*	2008*

Net revenues
Net revenues	$43,157	$36,832	$200,581	$222,801
Net revenues-related party	—	3	15	373

	43,157	36,835	200,596	223,174

Costs and expenses:
Cost of sales	41,912	35,934	182,346	200,766
Cost of sales-related party	—	—	—	232
Other operating costs and expenses	993	1,319	5,762	6,097

Selling, general and administrative expenses	3,108	5,537	16,889	23,285

	46,013	42,790	204,997	230,380

Operating loss	(2,856)	(5,955)	(4,401)	(7,206)

Other income (expense):
Gain on sale of building	—	—	—	854
(Loss) Gain on foreign exchange forward contracts	—	(50)	—	465
Interest income (expense), net	18	212	245	140
Interest income-related party	—	—	—	163
Loss on impairment of securities	(309)	(1,952)	(117)	(1,952)

Loss before income taxes and minority interest	(3,147)	(7,745)	(4,273)	(7,536)
(Benefit) provision for income taxes	(938)	(510)	(90)	1,427

Loss from continuing operations	(2,209)	(7,235)	(4,183)	(8,963)
Loss from discontinued operations, net of tax benefit	(277)	(58)	(634)	(58)

Net loss	($2,486)	($7,293)	($4,817)	($9,021)

Basic net loss income per share:
Continuing operations	(0.08)	(0.27)	(0.16)	(0.33)
Discontinued operations	(0.01)	—	(0.02)	—

	(0.09)	(0.27)	(0.18)	(0.33)

Diluted net loss income per share:
Continuing operations	(0.08)	(0.27)	(0.16)	(0.33)
Discontinued operations	(0.01)	—	(0.02)	—

	(0.09)	(0.27)	(0.18)	(0.33)

Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,126
Diluted	27,130	27,130	27,130	27,126
*As a result of the Company’s sale of its membership in the ASI joint venture in April 2009, the results of operations of the Company’s membership interest in the ASI joint venture have been presented as discontinued operations for all periods presented.

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2009	March 31, 2008

Cash and cash equivalents	$22,518	$14,283
Restricted cash	3,025	—
Foreign exchange forward contracts	—	134

Accounts receivable (less allowances of $4,325 and $4,148, respectively)	15,970	17,254
Due from affiliates	78	765
Inventory, net	20,691	24,721
Deferred tax assets	4,872	5,412
Other current assets	3,777	4,706

Total current assets	70,931	67,275

Property, plant and equipment, net	1,139	1,481

Investments in marketable securities	6,031	11,948
Other assets	7,943	7,225

Total assets	$86,044	$87,929

Current liabilities	26,098	22,978
Long-term borrowings	59	142
Other long term debt	87	57
Minority interest	—	133
Shareholders’ equity	59,800	64,619

Total liabilities and equity	$86,044	$87,929